SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 21, 2001

(Date of Earliest Event Reported)

Video Network Communications, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-22235	52-1707962

(I.R.S. Employer
(State of	(Commission File	Identification
Incorporation)	Number)	Number)

50 International Drive, Portsmouth, New Hampshire	03801

(Address of Principal Executive Offices)	(Zip Code)

(603) 334-6700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     Second Bridge Financing. Video Network Communications, Inc. (the “Company”) announced today that it has completed a second short-term bridge financing. Effective November 21, 2001, and on December 28, 2001, the Company issued to investors in a private placement $1,674,982 in aggregate principal amount of 9% Unsecured Promissory Notes (the “Unsecured Notes”) and warrants (the “Warrants”) to purchase 3,345,964 shares of the Company’s common stock at an initial exercise price of $0.55 per share (the “Bridge Financing”). The Company offered the Unsecured Notes and Warrants directly to persons who qualified as “accredited investors” under the Securities Act of 1933, as amended, and not through any placement agent. Each investor who participated in the Bridge Financing received an Unsecured Note representing the principal amount of the investor’s investment and a Warrant to purchase the Company’s common stock. For every dollar that an investor invested in the Bridge Financing, the investor received a Warrant to purchase two shares of the Company’s common stock.

     The Unsecured Notes are unsecured debt obligations of the Company and will be due and payable upon the earlier of February 19, 2002 or the date on which the Company completes its next debt or equity financing in which it raises in the aggregate, on a cumulative basis, in excess of $2,500,000 in gross proceeds. The holders of the Unsecured Notes have the right to convert all or any portion of the principal amount of the Unsecured Notes into the securities that the Company issues in its next financing. The Notes bear interest at a rate of 9% per annum. Interest accrues from the date of issuance through the date on which the Notes become due and payable. If the Notes are not paid when due, interest will accrue at the rate of 18% per annum thereafter.

     The Warrants will be first exercisable beginning on May 21, 2002 and will be exercisable until May 20, 2007. The initial exercise price for the Warrants of $0.55 per share is subject to adjustment in certain limited events, including recapitalizations, reclassifications or split-ups of the Company’s common stock. The Warrants have a cashless exercise provision.

     The Company is using the net proceeds from the Bridge Financing to provide short-term working capital.

     Extension of Maturity Date of 9% Senior Secured Promissory Notes. In December 2001, the Company obtained the approval of the holders of its 9% Senior Secured Promissory Notes issued in September and October 2001 (the “Senior Notes”) to extend the maturity date of the Senior Notes from the earlier of December 24, 2001 or the date on which the Company completes its next debt or equity financing in which it raises in the aggregate, on a cumulative basis, in excess of $2,500,000 in gross proceeds (a “Financing”) to the earlier of February 15, 2001 or the date on which the Company completes a Financing. All other terms of the Senior Notes and the related Security Agreement remain unchanged. In consideration for approving the extension of the maturity date of the Senior Notes, the Company issued to each holder of the Senior Notes warrants to purchase that number of shares of the Company’s common stock equal to the principal amount of the Senior Notes held by each holder and with respect to which the holder agreed to extend the maturity date. All other terms and conditions of the warrants issued by the Company to the holders of the Senior Notes in connection with the extension of the maturity date of the Senior Notes, including without limitation the exercise price and the termination date, are the same as the warrants issued to each holder in connection with his, her or its original investment in the Senior Notes in September and October 2001.

     Additional Financing and Related Matters. Even after completing the Bridge Financing, the Company requires additional cash in the near future to support its operations. Although the Company has had some preliminary discussions about proposed private placements of securities, it does not currently have access to any sources of or commitments for any financing. The Company cannot assure you that it will be able to obtain additional financing when required or at all. The Company’s ability to complete a financing, the timing of the financing, the amount of funds invested and the other terms of the financing are subject to a number of conditions, including market conditions, many of which are beyond the Company’s control. If the Company does not secure additional financing when needed, it may be forced to consider alternative methods of maximizing stockholder value, which could include a sale of the Company, asset sales, workout alternatives or bankruptcy.

     The above proposed offering has not been registered under any federal or state securities laws. The securities to be offered and sold in such offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     The securities have not been approved or disapproved by the SEC, any state securities commission or other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the proposed offering or the accuracy or adequacy of the confidential private placement memorandum to be used in connection with the proposed offering. Any representation to the contrary is unlawful.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VIDEO NETWORK COMMUNICATIONS, INC.

Date:	December 31, 2001	By:	/s/ Robert H. Emery Robert H. Emery Chief Financial Officer, Vice President of Administration and Secretary